Exhibit 10.5

STOCK AWARDS
FOR
NON-EMPLOYEE DIRECTORS
ISSUED UNDER
RYDER SYSTEM, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

20XX TERMS AND CONDITIONS

The following terms and conditions apply to the stock award (the “Award”) granted in [20XX] by Ryder System, Inc. (the “Company”) to the Company’s Non-Employee Directors, under the Ryder System, Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Restricted Stock Units Award Notification Letter (the “Notification Letter”), to which these terms and conditions are appended and the applicable Stock Award Distribution Election Form (the “Election Form”). Certain terms of the Award, including the number of Shares granted, the date of grant (the “Grant Date”) and the vesting date(s), are set forth in the Notification Letter. The terms and conditions contained herein may be amended by the Committee as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification Letter.

1.
General. Each Award represents the right to receive one Share on a specified date on the terms and conditions set forth herein, in the Notification Letter, the Election Form and the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). The Award may be distributed as Restricted Stock Units (“RSUs”) or payment in Shares after completion of one year of service on the Board of Directors of the Company (the “Board”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification Letter. In the event there is an express conflict between the provisions of the Plan and those set forth in any Award Document, the terms and conditions of the Plan shall govern.

2.
Number of Shares under Award. Each Non-Employee Director who is serving as such immediately following the [20XX] annual meeting of shareholders of the Company (the “Annual Meeting”) shall receive an Award immediately following such Annual Meeting for a number of Shares equal to (i) [$XXX,XXX] divided by (ii) the Fair Market Value of one Share on the day of the Annual Meeting. If a Non-Employee Director begins his or her service on the Board after the Annual Meeting but prior to December 31, [20XX], on the date on which such Non-Employee Director’s service on the Board begins (“Service Date”), the Non-Employee Director shall receive an Award for a number of Shares equal to the product of (i) a quotient the numerator of which is [$XXX,XXX] and the denominator of which is the Fair Market Value of one Share on the Service Date, times (ii) a quotient, the numerator of which is the total number of days between the Service Date and December 31, [20XX] and the denominator of which is 365.

3.	Election as to Form of Payment.

(a)	Each Non-Employee Director may elect to receive his or her Award in the form of either:

i.	Shares that are distributed within 30 days following the later of the Grant Date or the date on which the Non-Employee Director completes one year of service on the Board, or

ii.	An RSU payable after separation from service according to the terms of the Non-Employee Director’s applicable election form, subject to completion of one year of service on the Board.

(b)
The election must be made by December 31 of the calendar year immediately preceding the calendar year in which the services to which the Award relate are performed (or, in the case of newly elected or appointed Non-Employee Directors, by the end of the thirtieth (30th) day immediately following his commencement of service on the Board) (such date, the “Election Date”).

(c)
If a Non-Employee Director fails to make an election by the Election Date, distribution of the Award will be made in the form of a Shares distributed within 30 days following the later of the Grant Date or the date on which the Non-Employee Director completes one year of service on the Board.

4.	Vesting of RSUs.

(a)	If the Non-Employee Director has completed one year of service on the Board as of the Grant Date,

Exhibit 10.5

the Award shall be fully vested as of the Grant Date.

(b)
If the Non-Employee Director has not completed at least one year of service on the Board as of the Grant Date, the Award shall become fully vested on the date on which the Non-Employee Director completes one year of service on the Board. If the Non-Employee Director’s service on the Board ceases before the Non-Employee Director completes one year of service, except as provided in subsection (c) below, upon such cessation of service, the Award will be forfeited, and the Non-Employee Director will not have any right to delivery of Shares hereunder.

(c)
Notwithstanding the foregoing, the Award shall become fully vested upon the Non-Employee Director’s cessation of service on the Board if (i) the Non-Employee Director’s service is terminated by the Company without Cause upon or following a Change of Control or (ii) the Non-Employee Director’s service terminates on account of Disability or death.

(d)
For purposes of the Award Documents, Disability shall mean (i) a determination by the Board that the Non-Employee Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) a determination by the Social Security Administration that the Non-Employee Director is totally disabled.

5.	Timing of Delivery of Shares.

(a)
For an Award that is payable upon separation from service, delivery of the Shares relating to the Award will occur (or, if installment payments are elected pursuant to Section 5 below, commence) within 30 days following the Non-Employee Director’s separation from service on the Board.

(b)	For an Award that is payable immediately after the Grant Date, delivery of the Shares will occur within 30 days after the Grant Date.

(c)
For an Award that is payable on the date on which the Non-Employee Director completes one year of service on the Board, delivery of the Shares will occur within 30 days following the one-year anniversary date. However, if such Award vests earlier than the one-year anniversary date pursuant to Section 4(c) above, delivery of the Shares will occur within 30 days after the vesting date.

(d)	Notwithstanding the foregoing, the following provisions apply in the event of a Change of Control:

i.
In the event that a Change of Control occurs that constitutes a “409A Compliant COC” (as defined below), Shares with respect to all of the then outstanding fully vested RSUs will be delivered to the Non-Employee Director in a lump sum upon the occurrence of such Change of Control.

ii.
In the event that a Change of Control does not constitute a 409A Compliant COC, each RSU will be converted into a right to receive a cash payment equal to the Fair Market Value of a Share on the date on which the Change of Control occurs. Such cash payment will be distributed to the Non-Employee Director in accordance with the otherwise applicable distribution schedule set forth in the Award Documents.

iii.
Any Awards that are not fully vested as of the date of the Change of Control will be distributed to the Non-Employee Director in a lump sum payment upon vesting, if the Change of Control constitutes as 409A Compliant COC, and, if not, in accordance with the otherwise applicable distribution schedule set forth in the Award Documents.

iv.
For purposes of this Agreement, a “409A Compliant COC” means a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

6.
Form of Delivery of RSU Shares. Subject in all cases to Section 409A of the Code and Section 9.17 of the Plan, with respect to each Award of RSUs, a Non-Employee Director may irrevocably elect, by the Election Date, to receive delivery of Shares pursuant to Section 3(a)(ii) in either one lump sum, or in equal annual

Exhibit 10.5

installments over a period not less than 2 years or greater than 10 years, provided that a Non-Employee Director who fails to make an irrevocable election with respect to any RSUs by 5:00 pm on the Election Date shall be deemed to have irrevocably elected to receive delivery of the Shares subject to such award in a lump sum. Notwithstanding the foregoing, in the event of a Change of Control, RSUs will be distributed in accordance with Section 5(d).

7.
Rights as a Shareholder; Dividend Equivalent Rights. A holder of an Award will not have the rights of a shareholder of the Company with respect to Shares subject to the Award until such Shares are actually delivered. However, with respect to all RSUs held by the Non-Employee Director, once per year the Company will credit the Non-Employee Director with dividend equivalents in respect of dividends declared on Shares during the prior year while the RSUs are outstanding, in the form of additional RSUs based on the Fair Market Value of the Shares on the dividend payment date, and such additional RSUs will be paid on the same date and subject to the same terms and conditions as applicable to the RSUs on which they were credited. If a Non-Employee Director has not completed one year of service on the Board and has elected to receive Shares upon completion of one year of service pursuant to Section 3(a)(i), the foregoing dividend equivalent rights shall apply to his or her Award during the period before the Shares are actually delivered.

8.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board, officer, or employee of the Company arising out of or in connection with the Award or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The Award and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

9.
No Assignment. A Participant’s rights and interest under the Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Award or the Award Documents.

10.
Unfunded Plan. Any Shares or other amounts owed under the Award shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

11.
Section 409A. The Award is intended to comply with Section 409A of the Code or an exemption, and delivery of Shares and other payments pursuant to the Award may only be made upon an event and in a manner permitted by Section 409A, to the extent applicable. All references to a separation from service shall mean a “separation from service” under Section 409A. The Award shall be administered consistent with Section 9.17 of the Plan.

12.
Company Policies. The Award and any cash or Shares delivered pursuant to the Award shall be subject to all applicable policies that may be implemented by the Company’s Board of Directors from time to time, including the Company’s share ownership guidelines as in effect from time to time.